Exhibit 21.1

AM Radio 790, Inc., a Utah corporation
AM Radio 1440, Inc., a Utah corporation.
AM Radio 1470, Inc., a Utah corporation
AM Radio 1490, Inc., a Utah corporation
Americast Media Corporation, a Utah corporation
Radio 1240, LLC, a Utah limited liability company
Radio 1340, LLC, a Utah limited liability company
Radio 1400, LLC, a Utah limited liability company
Radio 1450, LLC, a Utah limited liability company
Tri-State Media Corporation, a Utah corporation